September 6, 2019

Touchstone Credit Opportunities Fund 303 Broadway, Suite 1100 Cincinnati, Ohio 45202
Touchstone Credit Opportunities II Fund 303 Broadway, Suite 1100 Cincinnati, Ohio 45202

Re:	Reorganization of Touchstone Credit Opportunities Fund into Touchstone Credit Opportunities II Fund
Ladies and Gentlemen:
You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the “Reorganization”) of Touchstone Credit Opportunities Fund (the “Target Fund”), a series of Touchstone Strategic Trust, a Massachusetts business trust (the “Target Company”), and Touchstone Credit Opportunities II Fund (the “Acquiring Fund”), a series of Touchstone Funds Group Trust, a Delaware statutory trust (the “Acquiring Company”). The Target Fund and the Acquiring Fund are each referred to herein as a “Fund” and, collectively, as the “Funds.”
The Reorganization contemplates the transfer of all the assets of the Target Fund to the Acquiring Fund solely in exchange for voting shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. As part of the Reorganization, the Target Fund will immediately thereafter distribute pro rata, by class, to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and the Target Fund promptly thereafter will be terminated under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of August 5, 2019, entered into by the Target Company, on behalf of the Target Fund, the Acquiring Company, on behalf of the Acquiring Fund, and for purposes of Section 9.1 thereof only, Touchstone Advisors, Inc., the investment adviser to the Funds (the “Plan”).
In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Target Company, on behalf of itself and the Target Fund, the Acquiring Company, on behalf of itself and the Acquiring Fund, and Western & Southern Financial Group, Inc. (the “Adviser Parent”) in letters and certificates dated September 6, 2019 (collectively, the “Representation Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.
222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005
Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

Touchstone Credit Opportunities II Fund
Touchstone Credit Opportunities Fund
September 6, 2019

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”), (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the Effective Time, true, correct and complete without such qualification and (iii) if an affiliate of the Adviser Parent owns shares of the Target Fund before the Effective Time, such affiliate of the Adviser Parent will maintain a direct proprietary interest in the Acquiring Fund following the Reorganization and will not dispose of the Acquiring Fund Shares received in the Reorganization other than by redemptions in the ordinary course of business that are independent of, and unrelated to, the Reorganization. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.
For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:
1.The transfer by the Target Fund of all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund, immediately followed by the pro rata, by class, distribution of all the Acquiring Fund Shares so received by the Target Fund to the Target Fund’s shareholders of record in complete liquidation of the Target Fund and the termination of the Target Fund promptly thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.
2.    No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. (Section 1032(a) of the Code).
3.    No gain or loss will be recognized by the Target Fund upon the transfer of all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares so received to the Target Fund’s shareholders solely in exchange for such shareholders’ shares of the Target Fund in complete liquidation of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).
4.    No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Target Fund solely for Acquiring Fund Shares. (Section 354(a) of the Code).
5.    The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

Touchstone Credit Opportunities II Fund
Touchstone Credit Opportunities Fund
September 6, 2019

6.    The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).
7.    The basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).
8.    The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund. (Section 1223(2) of the Code).
Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.
FACTS
Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.
The Target Company and the Acquiring Company have each been registered and operated, since they commenced operations, as open-end management investment companies under the Investment Company Act of 1940, as amended. The Target Fund is a separate series of the Target Company that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Target Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the outstanding shares of the Target Fund are treated as equity for federal income tax purposes. The Acquiring Fund is a separate series of the Acquiring Company that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Acquiring Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the Acquiring Fund Shares issued in the Reorganization will be treated as equity for federal income tax purposes.
Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire all the assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. Immediately thereafter, the Target Fund will distribute pro rata, by class, to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and promptly thereafter, the Target Fund will be terminated under applicable state law. The assets of the Target Fund to be acquired by the Acquiring

Touchstone Credit Opportunities II Fund
Touchstone Credit Opportunities Fund
September 6, 2019

Fund will consist of all its assets, including without limitation all cash, securities, commodities, interests in futures and other financial instruments, claims (whether absolute or contingent, known or unknown), receivables (including dividends or interest receivables) and any deferred or prepaid expenses shown as an asset on the books of the Target Fund as of the Closing. In the Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the Target Fund’s net assets and at least seventy percent (70%) of the fair market value of the Target Fund’s gross assets held immediately prior to the Reorganization.
Following the Reorganization, the Acquiring Fund will continue the Target Fund’s historic business in that it will have the same investment goal, principal investment strategies and risks and similar policies and restrictions as the Target Fund. In addition, the Acquiring Fund will use a significant portion of the Target Fund’s historic business assets in its business. Effective May 11, 2019, a new subadviser was appointed to the Acquiring Fund, the Acquiring Fund’s investment goal and principal investment strategies were changed and the Acquiring Fund’s portfolio was repositioned in accordance with the new investment goal and principal investment strategies (such actions collectively, the “Acquiring Fund Repositioning”). At least thirty-four percent (34%) of the total fair market value of the Target Fund’s portfolio assets at the Effective Time will meet the investment objective, strategies, policies, risks and restrictions of the Acquiring Fund as in effect, or as will be in effect, at each of (a) the Effective Time, (b) immediately before the Acquiring Fund Repositioning and (c) immediately after the Acquiring Fund Repositioning (collectively, the “34% Test”). The Target Fund did not and will not alter its portfolio in connection with the Reorganization to meet the 34% Test. Neither the Target Fund nor the Acquiring Fund modified any of its investment objective, strategies, policies, risks or restrictions in connection with the Reorganization. The Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Reorganization. The Acquiring Fund Repositioning was independent of, and unrelated to, the Reorganization, was not done in contemplation of the Reorganization, and would have occurred whether or not the Reorganization was consummated.
In approving the Reorganization, the Board of Trustees of the Target Company and the Board of Trustees of the Acquiring Company (each a “Board”) determined that the Plan and the transactions contemplated thereunder are in the best interests of its respective Fund and that the interests of the shareholders of its respective Fund will not be diluted as a result of the Reorganization. In making such determination, each Board considered, among other things, the operating efficiencies and economies of scale that may be achieved following the Reorganization
CONCLUSION
Based on the foregoing, it is our opinion that the transfer of all the assets of the Target Fund, pursuant to the Plan, to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund followed by the complete liquidation of the Target Fund immediately thereafter and the termination of the Target Fund promptly thereafter will qualify as a reorganization under section 368(a)(1) of the Code.
The opinions set forth above (subject to the limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Target Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss by the Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares and (iv) the basis and holding period of the Acquiring Fund Shares received by the Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.

Touchstone Credit Opportunities II Fund
Touchstone Credit Opportunities Fund
September 6, 2019

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.
Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.
This opinion is furnished to each Fund solely for its benefit in connection with the Reorganization and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of each Fund and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of either of the Funds. This letter is not to be relied upon for the benefit of any other person.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-232307) relating to the Reorganization filed by the Acquiring Company with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Proxy Statement/Prospectus dated August 6, 2019 relating to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Vedder Price P.C. VEDDER PRICE P.C.